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                                                                      Exhibit 12


Ratio of Earnings to Fixed Charges

                                Six Months Ended
                                    June 30,                                December 31,
                               ------------------      ------------------------------------------------------
($ in millions)                 2005        2004        2004        2003        2002        2001        2000
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
Earnings
Consolidated net income        $1,544      $1,610      $2,913      $2,793      $1,870      $1,786      $1,602
Provision for income taxes        771         946       1,434       1,591       1,071       1,047         954
Minority interest in
  consolidated subsidiaries
  and (income) loss from
  equity investees                  5           1           9          58          60          67          24
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Consolidated income before
  income taxes, minority
  interest and (income) loss
  from equity investees         2,320       2,557       4,356       4,442       3,001       2,900       2,580
Fixed Charges                   5,976       4,476       9,722       7,786       7,059       7,839       8,528
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Earnings available for fixed
  charges                       8,296       7,033      14,078      12,228      10,060      10,739      11,108
Fixed charges
Interest, discount, and
  issuance expense on debt      5,926       4,433       9,639       7,706       6,970       7,748       8,423
Portion of rentals
  representative of the
  interest factor                  50          43          83          80          89          91         105
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Total fixed charges            $5,976      $4,476      $9,722      $7,786      $7,059      $7,839      $8,528
Ratio of earnings to fixed
  charges                        1.39        1.57        1.45        1.57        1.43        1.37        1.30
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